Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

DESCRIPTION OF CLASS A COMMON STOCK

As of December 31, 2019, Chewy, Inc. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: the Class A common stock, par value $0.01 per share, of the Company.

The following description of the Class A common stock does not purport to be complete and is subject to the Company’s amended and restated certificate of incorporation and amended and restated bylaws and the provisions of applicable law. Copies of these documents have been filed as exhibits to the Company’s Annual Report on Form 10-K, of which this Exhibit 4.1 is a part.

Authorized Capitalization

General

As of December 31, 2019, the Company’s authorized capital stock consists of 1,900,000,000 shares, all with a par value of $0.01 per share, of which:

•	1,500,000,000 shares are designated as Class A common stock;
•	395,000,000 shares are designated as Class B common stock; and
•	5,000,000 shares are designated as preferred stock.
The Company’s board of directors is authorized, without stockholder approval except as required by the listing standards of the New York Stock Exchange (“NYSE”), to issue additional shares of the Company’s capital stock.

Class A Common Stock and Class B Common Stock

Voting Rights

Holders of Class A common stock are entitled to one vote per share on any matter that is submitted to a vote of the Company’s stockholders. Holders of Class B common stock are entitled to ten votes per share on any matter that is submitted to a vote of the Company’s stockholders. Holders of shares of Class A common stock and Class B common stock vote together as a single class on any matter (including the election of directors) that is submitted to a vote of the Company’s stockholders, unless otherwise required by law or the Company’s amended and restated certificate of incorporation.

The Company’s amended and restated certificate of incorporation does not provide for cumulative voting for the election of directors.

Economic Rights

Except as otherwise expressly provided in the Company’s amended and restated certificate of incorporation, or as required by applicable law, all shares of Class A common stock and Class B common stock have the same rights and privileges and rank equally, share ratably and are identical in all respects for all matters, including those described below.

Dividends and Distributions. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock are entitled to share equally, identically and ratably, on a per share basis, with respect to any dividend or distribution of cash or property paid or distributed by the Company, unless different treatment of the shares of the affected class is approved by the affirmative vote of the holders of a majority of the outstanding shares of such affected class, voting separately as a class; provided, however, that if a dividend or distribution is paid in the form of Class A common stock or Class B common stock (or rights to acquire shares of Class A common stock or Class B common stock), then the holders of the Class A common stock shall receive Class A common stock (or rights to acquire Class A common stock) and holders of Class B common stock shall receive Class B common stock (or rights to acquire Class B common stock).

Liquidation Rights. In the event of the Company’s liquidation, dissolution or winding-up, the holders of Class A common stock and Class B common stock will be entitled to share equally, identically and ratably in all assets remaining after the payment of any liabilities, liquidation preferences and accrued or declared but unpaid dividends, if any, with respect to any outstanding preferred stock, unless a different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of such affected class, voting separately as a class.

Change of Control Transactions. The holders of Class A common stock and Class B common stock are treated equally and identically with respect to shares of Class A common stock or Class B common stock owned by them, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the class treated differently, voting separately as a class, on (a) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets, (b) the consummation of a merger, reorganization, consolidation or share transfer which results in the Company’s voting securities outstanding immediately before the transaction (or the voting securities issued with respect to the Company’s voting securities outstanding immediately before the transaction) representing less than a majority of the combined voting power of the voting securities of the company or the surviving or acquiring entity or (c) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons of securities of the company if, after closing, the transferee person or group would hold 50% or more of the outstanding voting power of the company (or the surviving or acquiring entity). However, consideration to be paid or received by a holder of common stock in connection with any such assets sale, merger, reorganization, consolidation or share transfer under any employment, consulting, severance or other arrangement will be disregarded for the purposes of determining whether holders of common stock are treated equally and identically.

Subdivisions and Combinations. If the Company subdivides or combines in any manner outstanding shares of Class A common stock or Class B common stock, the outstanding shares of the other class will be subdivided or combined in the same manner, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock, each voting separately as a class.

No Preemptive or Similar Rights

The Company’s Class A common stock and Class B common stock are not entitled to preemptive rights and are not subject to conversion, redemption or sinking fund provisions, except for the conversion provisions with respect to the Class B common stock described below.

Conversion

Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock, will convert automatically into one share of Class A common stock (i) upon the sale or transfer of such share of Class B common stock, except for certain transfers described in the Company’s amended and restated certificate of incorporation, including transfers to affiliates of the holder and another holder of Class B common stock, (ii) if the holder is not an affiliate of any of BC Partners, La Caisse de dépôt et placement du Québec, GIC Private Limited, Longview Asset Management LLC or StepStone

Group LP and (iii) on the final conversion date, defined as the first trading day on or after the date on which the outstanding shares of Class B common stock represent less than 7.5% of the then outstanding Class A and Class B common stock. Once transferred and converted into Class A common stock, the Class B common stock may not be reissued.
Anti-Takeover Provisions

Removal of Directors

The Company’s amended and restated certificate of incorporation and the Company’s amended and restated bylaws provide that a director may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the votes that all of the Company’s stockholders would be entitled to cast in an annual election of directors. Any vacancy on the Company’s board of directors, including a vacancy resulting from an enlargement of the Company’s board of directors, may be filled only by vote of a majority of the Company’s directors then in office. In addition, the Company’s amended and restated certificate of incorporation and the Company’s amended and restated bylaws provide for the Company’s board of directors to be divided into three classes with staggered three-year terms. Only one class of directors are elected at each annual meeting of the Company’s stockholders, with the other classes continuing for the remainder of their respective three-year terms.

The limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of the Company.

Super-Majority Voting

The General Corporation Law of the State of Delaware (“DGCL”) provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. The Company’s amended and restated bylaws may be amended, altered, changed or repealed by a majority vote of the Company’s board of directors; provided that, in addition to any other vote otherwise required by law, after the date on which the outstanding shares of Class B common stock represent less than 50% of the combined voting power of the Company’s Class A common stock and Class B common stock, the affirmative vote of at least 75% of the voting power of the Company’s outstanding shares of Class A common stock and Class B common stock will be required to amend, alter, change or repeal the Company’s amended and restated bylaws. Additionally, after the date on which the outstanding shares of Class B common stock represent less than 50% of the combined voting power of the Company’s Class A common stock and Class B common stock, the affirmative vote of at least 75% of the voting power of the outstanding shares of Class A common stock and Class B common stock entitled to vote on the adoption, alteration, amendment or repeal of the Company’s amended and restated certificate of incorporation, voting as a single class, will be required to amend or repeal or to adopt any provision inconsistent with specified provisions of the Company’s amended and restated certificate of incorporation. This requirement of a supermajority vote to approve amendments to the Company’s amended and restated certificate of incorporation and amended and restated bylaws could enable a minority of the Company’s stockholders to exercise veto power over any such amendments.

Stockholder Action; Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals

The Company’s amended and restated certificate of incorporation and amended and restated bylaws provide for stockholder actions at a duly called meeting of stockholders or, before the date on which the outstanding shares of Class B common stock represent less than 50% of the combined voting power of the Company’s Class A common stock and Class B common stock, by written consent. The Company’s amended and restated certificate of incorporation and the Company’s amended and restated bylaws also provide that, except as otherwise required by law, special meetings of the Company’s stockholders can only be called by the Company’s chairman of the board, the Company’s Chief Executive Officer or the Company’s board of directors or, before the date on which the outstanding shares of Class B common stock represent less than 50% of the combined voting power of the Company’s Class A common stock and Class B common stock, at the request of holders of 50% or more of the voting power of the Company’s outstanding Class A common stock and Class B common stock.

In addition, the Company’s amended and restated bylaws include advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to the Company’s secretary, of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of the Company’s outstanding voting securities.

Authorized But Unissued Shares

The authorized but unissued shares of the Company’s common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless: (1) the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and by the affirmative vote at a meeting, not by written consent, of stockholders of two-thirds of the holders of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.

Under the Company’s amended and restated certificate of incorporation, the Company opted out of Section 203 of the DGCL and is therefore not subject to Section 203.

Corporate Opportunity

The Company’s amended and restated certificate of incorporation provides that the Company renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may from time to time be presented to BC Partners, La Caisse de dépôt et placement du Québec, GIC Private Limited, Longview Asset Management LLC, StepStone Group LP or certain of their respective affiliates, or any of their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Company and its subsidiaries) and that may be a business opportunity for such parties, even if the opportunity is one that the Company might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so. No such person will be liable to the Company for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person, acting in good faith, pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity, or information regarding any such business opportunity, to the Company unless, in the case of any such person who is the Company’s director or officer, any such business opportunity is expressly offered to such director or officer solely in his or her capacity as the Company’s director or officer. None of BC Partners, La Caisse de dépôt et placement du Québec, GIC Private Limited, Longview Asset Management LLC, StepStone Group LP or any of their respective affiliates or representatives has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company or any of the Company’s subsidiaries.

Limitations on Liability and Indemnification of Officers and Directors

The Company’s amended and restated certificate of incorporation limits the liability of the Company’s directors to the fullest extent permitted by the DGCL, and the Company’s amended and restated bylaws will provide that the Company will indemnify them to the fullest extent permitted by such law. The Company expects to enter into indemnification agreements with the Company’s current directors and executive officers prior to the completion of this offering and expect to enter into a similar agreement with any new directors or executive officers.

Exclusive Jurisdiction of Certain Actions

The Company’s amended and restated certificate of incorporation will require, to the fullest extent permitted by law, that derivative action or proceeding brought on the Company’s behalf, actions against directors, officers, employees or stockholder for breach of fiduciary duty, any action asserting a claim against the Company or any director or officer arising pursuant to any provision of the Delaware General Corporation Law or the Company’s amended and restated certificate of incorporation or bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or any action asserting a claim against the Company or any director or officer governed by the internal affairs doctrine may be brought only in the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware). Although the Company believes this provision benefits the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against the Company’s directors and officers.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s common stock is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, NY 11219.

Stock Exchange

The Company’s Class A common stock is listed on the NYSE under the symbol “CHWY.”

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